EX-10.1

From: Marc-Andre Boisseau
To: Brad O’Sullivan; Ed O'Connor; Andrew Samaan
Sent: Fri, June 25, 2010 2:01:20 PM
Subject: RE: Board Meeting Today - Notice

Hi,

Unfortunately, due to the short notice, I will be unavailable for the meeting today.

Also, I would like to inform the Company that I will continue to hold office as a director of Optionable, at the latest, until the next company's annual meeting and until my successor is elected and qualified.

Good luck in your endeavors and Brad, have a safe trip.  I'll talk to you soon.

Sincerely,

Marc-Andre